Exhibit 4-yyy

No. R-2003-1	$200,000,000

PSI ENERGY, INC.
6.302% Subordinated Note
Due 2004

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES OR BLUE SKY LAWS OF ANY JURISDICTION OF THE UNITED STATES OF AMERICA (“BLUE SKY LAWS”) AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE ACT AND, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE BLUE SKY LAWS.

PSI Energy, Inc., a corporation duly organized and existing under the laws of the state of Indiana (herein called the “Company”), for value received, hereby promises to pay to CINERGY CORP., or registered assigns, the principal sum of Two Hundred Million and No/100 Dollars ($200,000,000.00) on April 15, 2004, and to pay interest thereon from February 5, 2003 or from the most recent interest payment date to which interest has been paid or duly provided for, semiannually on April 15 and October 15 in each year, commencing April 15, 2003, at the rate of 6.302% per annum, until the principal hereof is paid or made available for payment.

Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose in Cincinnati, Ohio, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check.

Interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months.

Any payment on this Note due on any day which is not a Business Day in the City of Cincinnati, Ohio need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the due date and no interest shall accrue for the period from and after such date.  For purposes of this Note “Business Day,” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Cincinnati, Ohio are authorized or obligated by law or executive order to close.

Redemption

This Note is subject to redemption upon not less than 30 days’ notice by mail, at a redemption price equal to 100% of the principal amount, as a whole or in part, at the election of the Company, together with accrued interest to the redemption date.

In the event of redemption of this Note in part only, a new Note of like tenor for the unredeemed portion hereof will be issued in the name of the holder hereof upon the cancellation hereof.

Subordination

The indebtedness evidenced by this Note is, to the extent and in the manner provided herein, expressly subordinate and subject in right of payment to the prior payment in full of all Senior Debt of the Company (as defined hereinbelow) whether outstanding at the date hereof or hereafter incurred.  Each holder and owner of this Note, by accepting the same, agrees to and shall be bound by such provisions.

For purpose hereof, the “Senior Debt” of the Company means the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of this Note or thereafter incurred, created or assumed: (a) all indebtedness of the Company evidenced by notes, debentures, bonds or other securities sold by the Company for money, excluding this Note, but including all first mortgage bonds of the Company outstanding from time to time; (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by the Company, including through an agreement to purchase, contingent or otherwise; and (c) all renewals, extensions or refundings of indebtedness of the kinds described in any of the preceding clauses (a) and (b); unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with this Note.

In the event and during the continuation of any default in the payment of principal, premium, interest or any other payment due on any Senior Debt continuing beyond the period of grace, if any, specified in the instrument evidencing such Senior Debt, unless and until such default shall have been cured or waived or shall have ceased to exist, or in the event that the maturity of any Senior Debt has been accelerated because of a default, then no payment shall be made by the Company with respect to the principal of or interest on this Note.

In the event that, notwithstanding the foregoing, any payment shall be received by the holder of this Note when such payment is prohibited by the preceding paragraph, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Debt or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Debt may have been issued, as their respective interests may appear.

Upon any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Debt shall first be paid in full, or payment thereof provided for in money in accordance with its terms, before any payment is made on account of the principal or interest on this Note; and upon any such dissolution or winding-up or liquidation or reorganization any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the holder of this Note would be entitled, except for the provisions of this Note, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the holder of this Note if received by it, directly to the holders of Senior Debt (pro rata to such holders on the basis of the respective amounts of Senior Debt held by such holders, as calculated by the Company) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Debt may have been issued, as their respective interests may appear, to the extent necessary to pay all Senior Debt in full, in money or money’s worth, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt, before any payment or distribution is made to the holder of this Note.

In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, prohibited by the foregoing, shall be received by the holder of this Note before all Senior Debt is paid in full, or provision is made for such payment in money in accordance with its terms, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of Senior Debt or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Debt may have been issued, as their respective interests may appear, as calculated by the Company, for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all Senior Debt in full in money in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Debt.

For purposes of this Note, the words, “cash, property or securities” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated with respect to this Note to the payment of all Senior Debt which may at the time be outstanding; provided that (i) the Senior Debt is assumed by the new corporation, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of the Senior Debt are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company into, another corporation or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided for in this Note shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes hereunder if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated hereunder.

Subject to the payment in full of all Senior Debt, the rights of the holder of this Note shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Debt; and, for the purposes of such subrogation, no payment or distributions to the holders of the Senior Debt of any cash, property or securities to which the holder of this Note would be entitled except for the provisions hereunder, and no payment over to or for the benefit of the holders of Senior Debt by the holder of this Note, shall, as between the Company, its creditors other than holders of Senior Debt, and the holder of this Note, be deemed to be a payment by the Company to or on account of the Senior Debt.  It is understood that the subordination provisions of this Note are and are intended solely for the purposes of defining the relative rights of the holder of this Note, on the one hand, and the holders of the Senior Debt on the other hand.

Nothing contained in this Note is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Debt, and the holder of this Note, the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holder of this Note and creditors of the Company other than the holders of the Senior Debt, nor shall anything herein or therein prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law upon default hereunder, subject to the rights, if any, of the holders of Senior Debt in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

Events of Default

“Event of Default,” wherever used herein with respect to this Note, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)           default in the payment of any interest upon this Note when it becomes due and payable, and continuance of such default for a period of 30 days; or

(2)           default in the payment of the principal of this Note at its maturity; or

(3)           default in the performance, or breach, of any covenant or warranty of the Company in this Note (other than a covenant or warranty a default in whose performance or whose breach is elsewhere specifically dealt with) and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the holder of the Note a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(4)           the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

(5)           the commencement by the Company of a voluntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or state law, or the consent by it to the filing of such petition or to the appointment of, or taking possession of the Company or of any substantial part of its property by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official or the making by the Company of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action; or

If an Event of Default (other than an Event of Default specified in paragraphs (4) or (5) above) occurs and is continuing, then the holder of this Note may declare the principal amount to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal amount shall become immediately due and payable.  If an Event of Default specified in paragraphs (4) or (5) above occurs, the principal amount of this Note shall automatically, and without any declaration or other action on the part of the holder, become immediately due and payable.

No delay or omission of the holder of this Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Note or by law to the holder may be exercised from time to time, and as often as may be deemed expedient, by the holders.

Consolidations and Mergers Permitted

Nothing contained in this Note shall prevent any consolidation or merger of the Company with or into any other corporation or corporations (whether or not affiliated with the Company), or successive consolidations or mergers in which the Company or its successor or successors shall be a party or parties, or shall prevent any sale, conveyance, transfer or other disposition of the property of the Company or its successor or successors as an entirety, or substantially as an entirety, to any other corporation (whether or not affiliated with the Company or its successor or successors) authorized to acquire and operate the same; provided, however, the Company hereby covenants and agrees that, upon any such consolidation, merger, sale, conveyance, transfer or other disposition, the due and punctual payment of the principal of and interest on this Note in accordance with its terms, according to its tenor, and the due and punctual performance and observance of all the covenants and conditions of hereunder to be kept or performed by the Company, shall be expressly assumed, by written agreement satisfactory in form to the holder executed and delivered to the holder by the entity formed by such consolidation, or into which the Company shall have been merged, or by the entity which shall have acquired such property.

In case of any such consolidation, merger, sale, conveyance, transfer or other disposition and upon the assumption by the successor corporation of the due and punctual payment of the principal of and interest on this Note and the due and punctual performance of all of the covenants and conditions hereunder to be performed by the Company, such successor corporation shall succeed to and be substituted for the Company, with the same effect as if it had been named herein as the party of the first part, and thereupon the predecessor corporation shall be relieved of all obligations and covenants under this Note.

Nothing contained in this Note shall prevent the Company from merging into itself or acquiring by purchase or otherwise all or any part of the property of any other corporation (whether or not affiliated with the Company).

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:  February 5, 2003

PSI ENERGY, INC.

By:	/s/ WENDY L. AUMILLER
Wendy L. Aumiller
Treasurer